                                                                      EXHIBIT 12

                         HOUSEHOLD INTERNATIONAL, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                  (All dollar amounts are stated in millions.)



Year ended December 31                                      1994           1993           1992           1991            1990
----------------------                                      -----          -----          -----          -----           ----
Income from continuing operations                         $  367.6       $  298.7       $  190.9       $  149.8        $  235.3
Income taxes                                                 160.7          152.0           87.1           50.0           113.4
                                                          --------       --------       --------       --------        --------
Fixed charges:
  Interest expense (1)                                     1,250.3        1,155.5        1,431.5        1,905.4         2,028.4
  Interest portion of rentals (2)                             35.5           33.6           35.3           35.1            30.9
  Capitalized interest                                          --             --             --            1.0              --
                                                          --------       --------       --------       --------        --------
Total fixed charges                                        1,285.8        1,189.1        1,466.8        1,941.5         2,059.3
                                                          --------       --------       --------       --------        --------
Capitalized interest                                            --             --             --           (1.0)             --
                                                          --------       --------       --------       --------        --------
Total earnings as defined                                 $1,814.1       $1,639.8       $1,744.8       $2,140.3        $2,408.0
                                                          ========       ========       ========       ========        ========
Ratio of earnings to fixed charges                            1.41           1.38           1.19           1.10            1.17
                                                          ========       ========       ========       ========        ========
Preferred stock dividends (3)                             $   40.9       $   46.9       $   44.3       $   38.3        $   29.8
                                                          ========       ========       ========       ========        ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                               1.37           1.33           1.15           1.08            1.15
                                                          ========       ========       ========       ========        ========

(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 30.4%, 33.7%, 31.3%, 25.0% and 32.5% for the years ended December 31, 1994, 1993, 1992, 1991 and 1990.